Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information at June 30, 2015 and for the six months ended June 30, 2015 and the year ended December 31, 2014.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 9, 2015, EPIRUS Biopharmaceuticals, Inc. (“Epirus”, “Company”, “we”, “our”, or “us”), completed the acquisition of Bioceros Holding B.V. (“Bioceros”).  The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2015 presents our historical financial position combined with Bioceros as if the acquisition had occurred on June 30, 2015.  The accompanying unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 present the combined results of our operations with Bioceros as if the acquisition had occurred on January 1, 2014.  The historical unaudited consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of Bioceros and Epirus.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the acquisition occurred as of the dates indicated or what such financial position or results would be for any future periods for the combined company.

The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of Bioceros and Epirus, and should be read in conjunction with the:

•                       accompanying notes to the unaudited pro forma condensed combined financial statements;

•                       separate historical audited consolidated financial statements of Bioceros as of and for the year ended December 31, 2014 and unaudited consolidated financial statements of Bioceros as of and for the six months ended June 30, 2015 included, as an exhibit to this current report on Form 8-K/A;

•                       separate historical unaudited financial statements of Epirus as of and for the six months ended June 30, 2015, included in Epirus’ quarterly report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 12, 2015;

•                       separate historical audited financial statements of Epirus as of and for the year ended December 31, 2014 included in Epirus’ annual report on Form 10-K filed with the SEC on March 30, 2015;

•                       management’s discussion and analysis of financial condition and results of operations for Epirus and “Risk Factors” included in Epirus’ quarterly report on Form 10-Q filed with the SEC on August 12, 2015 and annual report on Form 10-K filed with the SEC on March 30, 2015; and

•                       other information contained in or incorporated by reference into this current report on Form 8-K/A.

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed or have not progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Final valuations and studies will be performed at a later date and differences between these preliminary estimates and the final acquisition accounting may occur. These differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future financial position and results of operations. Fair values determined as of the assumed acquisition dates are based on the most recently available information. To the extent there are significant changes to Bioceros’ or Epirus’ business, or as new information becomes available, the assumptions and estimates herein could change significantly. The unaudited pro forma condensed combined financial statements do not reflect certain transactions that occurred subsequent to June 30, 2015. See Note 5, “Subsequent Transactions,” in the accompanying notes to the unaudited pro forma condensed combined financial statements for additional information.

Bioceros’ assets and liabilities will be measured and recognized at their fair values as of the transaction date and consolidated with the assets and liabilities of Epirus after the consummation of the acquisition.

The unaudited pro forma condensed combined statements of operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs. The unaudited pro forma condensed combined statements of operations do not reflect certain amounts resulting from the acquisition that were determined to be of a non-recurring nature.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of June 30, 2015

(in thousands, except share amounts)

	Historical	Historical	Pro Forma	Note	Pro Forma
	Epirus	Bioceros	Adjustments	4	Combined
Assets
Current assets:
Cash and cash equivalents	$58,288	$1,575	$(3,400)	a	$56,683
			220	d	—
Trade receivables	—	97	—		97
Other receivables	—	269	—		269
Deferred tax assets	—	249	—		249
Related party loan receivable	—	220	(220)	d	—
Prepaid expenses and other current assets	1,125	97	(78)	c	1,144
Total current assets	59,413	2,507	(3,478)		58,442
Property and equipment, net	673	339	—		1,012
In-process research and development	5,500		—		5,500
Intangible assets, net	3,492	—	1,992	a	5,484
Goodwill	16,363	—	11,232	a	27,800
			205	e
Deferred tax assets	—	510	(510)	a	—
Restricted cash	1,825	—	—		1,825
Other assets	215	—	—		215
Total assets	$87,481	$3,356	$9,441		$100,278
Liabilities and stockholders equity
Current liabilities:
Accounts payable	$1,860	$178	$—		$2,038
Accrued expenses	5,268	8	707	e	5,983
Short term debt, net of debt discount	896	—	—		896
Deferred revenue	38	813	(493)	a	358
Current portion of settlement obligation	970	—	—		970
Other current liabilities	516	279	(47)	a	748
Deferred acquisition payments	—	—	5,141	a	5,141
Contingent consideration	—	—	1,601	a	1,601
Deferred tax benefit	185	—	—		185
Deferred tax liability	—	—	25	a	25
Total current liabilities	9,733	1,278	6,934		17,945
Long term debt, net of debt discount	13,918	—	—		13,918
Deferred revenue, net of current portion	1,192	117	(71)	a	1,238
Settlement obligation, net of current portion	463	—	—		463
Deferred tax liability	2,166	—	473	a	2,639
Deferred tax benefit, net of current portion	461	—	—		461
Other non-current liabilities	440	—	—		440

Stockholders’ equity
Preferred Stock	—	65	(65)	b	—
Common stock	24	104	(104)	a	24
Additional paid-in capital	168,462	2,566	4,568	a	173,030
			(2,566)	b
Other comprehensive income (loss)	—	(273)	273	b	—
Accumulated deficit	(109,378)	(501)	501	b	(109,880)
			(502)	e
Stockholders’ equity	59,108	1,961	2,105		63,174
Total liabilities and stockholders’ equity	$87,481	$3,356	$9,441		$100,278

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the six months ended June 30, 2015

(in thousands, except share and per share amounts)

	Historical	Historical	Pro Forma	Note	Pro Forma
	Epirus	Bioceros	Adjustments	4	Combined

Revenue	$70	$1,736	$(473)	f	$1,333
Cost of sales	—	(283)	76	f	(207)
Gross profit	70	1,453	(397)		1,126
Operating expenses:
Research and development	11,354	681	(397)	f	11,638
General and administrative	10,951	315	49	g	11,315
Total operating expenses	22,305	996	(348)		22,953
Income (loss) from operations	(22,235)	457	(49)		(21,827)
Other income (expense):
Interest income (expense), net	(596)	12	—		(584)
Other income (expense), net	(31)	—	—		(31)
Total other (expense), net	(627)	12	—		(615)
Income (loss) before income taxes	(22,862)	469	(49)		(22,442)
Benefit (loss) from income taxes	55	30	—		85
Net income (loss)	$(22,807)	$499	$(49)		$(22,357)

Net loss per share, basic and diluted	$(1.07)				$(1.01)
Weighted-average number of common shares used in net loss per share calculation - basic and diluted	21,411,437		788,960	h	22,200,397

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the year ended December 31, 2014

(in thousands, except share and per share amounts)

	Historical	Historical	Pro Forma	Note	Pro Forma
	Epirus	Bioceros	Adjustments	4	Combined

Revenue	$4	$3,487	$(841)	f	$2,650
Cost of sales	—	(201)	25	f	(176)
Gross Profit	4	3,286	(816)		2,474
Operating expenses:
Research and development	16,286	1,445	(816)	f	16,915
General and administrative	22,973	649	99	g	23,721
Total operating expenses	39,259	2,094	(717)		40,636
Income (loss) from operations	(39,255)	1,192	(99)		(38,162)
Other income (expense):
Interest income (expense), net	(2,672)	38	—		(2,634)
Change in fair value of warrant liability	(222)	—	—		(222)
Other income (expense), net	262		—		262
Total other expense, net	(2,632)	38	—		(2,594)
Income (loss) before income taxes	(41,887)	1,230	(99)		(40,756)
Benefit (loss) from income taxes	43	26	—		69
Net income (loss)	$(41,844)	$1,256	$(99)		$(40,687)

Net loss per share, basic and diluted	$(6.81)				$(5.88)
Weighted-average number of common shares used in net loss per share calculation - basic and diluted	6,141,605		788,960	h	6,930,565

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of the Transactions and Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Bioceros and Epirus, after giving effect to the acquisition of Bioceros described as follows.

Acquisition

Pursuant to the Stock Purchase Agreement, on September 9, 2015, Epirus completed the acquisition of 100% of the shares of Bioceros (the “Share Transfer”), with the result that Bioceros has become a wholly-owned subsidiary of Epirus.  As a result of the Share Transfer, Epirus will pay a total of $14.7 million in consideration, undiscounted, consisting of:  (i) an initial cash payment of $3.4 million at closing, (ii) a second cash payment of $1.7 million, to be paid on the first anniversary of the closing date, (iii) an initial issuance of 788,960 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), with a value of $4.6 million and (iv) a second issuance of shares of Common Stock with a value of $5.0 million, calculated as set forth in the Stock Purchase Agreement, to be issued on the date that is six months after the closing date (“Second Installment Shares”), subject to the Company’s setoff rights with regard to the second cash payment and Second Installment Shares.  Of the Second Installment Shares, shares with an undiscounted value of $1.0 million are to be issued to Bioceros key employees and are subject to those employees’ continued employment.  In addition, the shareholders of Bioceros will receive a pro rata share of a net cash payout equal to the aggregate amount of : (a) Bioceros’ cash and cash equivalents at the acquisition date; plus (b) Bioceros’ trade receivables at the acquisition date; plus (c) cash received from certain Bioceros customers subsequent to the acquisition date and through December 31, 2015; minus (d) Bioceros’ current liabilities at the acquisition date; in excess of (e) $1.2 million, calculated as set forth in the Stock Purchase Agreement.

Second Installment Shares

As described above, shares with an undiscounted value of $1.0 million from the Second Installment Shares are to be issued to Bioceros key employees and are subject to those employees’ continued employment.  Pursuant to the Stock Purchase Agreement, 75% of the shares to be issued to Bioceros key employees on March 9, 2016 in connection with the Second Installment Shares will be held in an escrow account and released in three equal installments 12, 18 and 24 months after the closing date, unless the employee is terminated for cause or voluntarily resigns prior to each release date.  The other 25% will be paid when issued as of March 9, 2016, unless the employee is terminated for cause or voluntarily resigns prior to this date.  As a result, the consideration related to such $1.0 million of shares was determined to be attributable to post-combination service to Epirus and will be recognized as stock-based compensation expense by the combined company.  Such amounts are not included in these unaudited pro forma condensed combined financial statements.

2. Preliminary Purchase Price

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $14.8 million, which consists of the following:

(in thousands, except share and per share amounts)
Initial equity consideration paid at closing
Initial shares issued to Bioceros shareholders (1)	788,960
Price per Epirus share at issuance	$5.79
$4,568
Initial cash consideration paid at closing	3,400
Total consideration paid at closing	7,968

Settlement of Epirus preexisting prepaid expense to Bioceros (2)	78
Second Installment Shares, excluding key employee stock compensation expense (3)	3,689
Net cash payout (4)	1,601
Final payment of cash consideration (5)	1,452
Preliminary estimated purchase price	$14,788

(1)              Represents the fair value of the shares of the Company that Bioceros stockholders were issued as of the closing of the acquisition, which is calculated as 788,960 shares multiplied by the closing price of $5.79 per share of Epirus’ Common Stock as of the closing date, September 9, 2015.

(2)              Represents the settlement of preexisting prepaid expense to Bioceros as a result of intercompany activity prior to the transaction.

(3)              Represents the fair value of the undiscounted $4.0 of Second Installment Shares to be paid and issued on March 9, 2016, which excludes the undiscounted $1.0 million of shares to be issued to Bioceros key employees contingent upon the delivery of postcombination service to the Company, as described above.  This amount has been recorded at fair value utilizing a discount rate of 17%.

(4)              Represents the fair value of the net cash payout to be made pursuant to the Stock Purchase Agreement. This amount has been recorded at fair value utilizing a discount rate of 17%.

(5)              Represents the fair value of the final cash payment of $1.7 million, which, pursuant to the Stock Purchase Agreement, the Company will pay on September 9, 2016. This amount has been discounted to take into account the time value of money utilizing a discount rate of 17%.

3. Preliminary Purchase Price Allocation

The allocation of the preliminary estimated purchase price to the estimated fair values of assets acquired and liabilities assumed as of June 30, 2015, is as follows:

(in thousands)
Cash and cash equivalents	$1,795
Deferred tax assets	249
Prepaid expenses and other current assets	463
Property and equipment, net	339
Intangible assets, net	1,992
Goodwill	11,232
Accounts payable	(178)
Accrued expenses and other current liabilities	(240)
Deferred revenue	(366)
Deferred tax liabilities	(498)
Net assets acquired	$14,788

The purchase price allocation will remain preliminary until Epirus completes a final valuation of the assets acquired and liabilities assumed, including deferred tax assets and liabilities, deferred revenue and the identification and valuation of all intangible assets, as of the transaction closing date. The excess of consideration transferred over the estimated fair value of net identifiable assets acquired will be allocated to goodwill. The final determination of the allocation of consideration transferred is expected to be completed as soon as practicable, but will in no event exceed one year from the closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

For acquired working capital accounts such as prepaid expenses and other current assets, including deferred tax assets, accounts payable and certain accrued expenses, Epirus determined that no preliminary fair value adjustments were required due to the short timeframe until settlement for these assets and liabilities.

Intangible asset, or acquired know how technology, represents the preliminary estimated fair value for the CHOBC® cell line platform and cell line technology platform which will be the platform for future research.  Based on the estimated time to commercialization and other factors, the intangible asset is being amortized over a 20 year expected useful life, which is the estimated period of time the Company expects to receive benefit from the platform during its development processes. The estimated fair value of the intangible was determined based on a cost approach with an 8.25 year investment timeline, representing the same historical development timeline.  The present value of the investment costs was then determined utilizing an estimated risk-adjusted discount rate. The estimated fair value may be adjusted based upon the final valuation and any such adjustments could be significant. The final valuation is expected to be completed within one year from the acquisition closing date. If the platform becomes impaired or is abandoned, the carrying value of the related intangible asset will be written down to its fair value and an impairment charge will be recorded in the period in which the impairment occurs.

Goodwill represents the excess of the preliminary estimated purchase price over the preliminary estimated fair value of the assets acquired and liabilities assumed. Goodwill will not be amortized, but will be evaluated for impairment on an annual basis or more frequently if an event occurs or circumstances change that would more-likely-than-not reduce the fair value below its carrying amount. In the event that Epirus determines that the value of goodwill has become impaired, an impairment charge will be recorded in the period in which the determination is made.

Deferred revenue balances were preliminarily adjusted to amounts that represent the estimated costs to fulfill the underlying obligations plus a normal profit margin, consistent with what the Company determined to be a market participant’s estimate of such costs and profit margin.

The deferred tax liability relates to the temporary difference associated with the preliminary estimated value of the intangible asset and has been estimated using a 25% effective tax rate.

4. Accounting Policies and Acquisition Pro Forma Adjustments

Based on Epirus’ review of Bioceros’ summary of significant accounting policies disclosed in Bioceros’ financial statements, the nature and amount of any adjustments to the historical financial statements of Bioceros to conform their accounting policies to those of Epirus are not expected to be significant. Further review of Bioceros’ accounting policies and financial statements may result in required revisions to Bioceros policies and classifications to conform to Epirus’ accounting policies.

The following pro forma adjustments are based on preliminary estimates, which may change significantly as additional information is obtained:

(a)              To record the preliminary purchase price allocation, including reflecting the cash and equity consideration paid and to be paid to effect the closing of the transaction as well as the elimination of Bioceros’ deferred rent of less than $0.1 million recognizing certain acquired intangible assets and adjusting deferred revenue to its estimated fair value.  See Note 1, “Description of the Transactions and Basis of Pro Forma Presentation,” Note 2, “Preliminary Purchase Price,” and Note 3, “Preliminary Purchase Price Allocation,” for additional information.

(b)              To eliminate the equity accounts of Bioceros in connection with the acquisition of 100% of the acquired share capital.  See Note 2, “Preliminary Purchase Price,” and Note 1, “Description of the Transactions and Basis of Pro Forma Presentation,” for additional information.

(c)               To eliminate Epirus’ intercompany prepaid expense balance as of June 30, 2015 resulting from payments by Epirus for sales from Bioceros.

(d)              To eliminate Bioceros’ related party loan receivable balance of $0.2 million as of June 30, 2015.  The loan and corresponding interest was repaid by the related party to Bioceros in cash immediately prior to the transaction, commensurate with the closing of the transaction.

(e)               To record a $0.7 million accrual as an estimate of both Epirus’ and Bioceros’ acquisition-related transaction costs, which were not included in accrued liabilities as of June 30, 2015. Of the $0.7 million of additional aggregate transaction costs, approximately $0.5 million relate to Epirus and have been reflected as an increase to accumulated deficit in the unaudited condensed combined pro forma balance sheet. The remaining approximately $0.2 million of transaction costs relate to Bioceros and have been recorded as an increase to goodwill.

(f)                To eliminate intercompany revenue and cost of sales for sales from Bioceros to Epirus recorded in Bioceros’ historical financial statements and the corresponding amount recorded as research and development expense in the Epirus historical financial statements, which is equal to Bioceros’ gross profit.  The amount of Epirus’ research and development expense remaining represents the research and development cost that would have been incurred if the companies were combined.

(g)               To record the incremental amortization expense on acquired know-how for the CHOBC® cell line that has been recorded as an intangible asset in the acquisition accounting.  Based on the estimated time to commercialization and other factors, the asset is being amortized over a twenty year expected useful life, which is the estimated period of time the Company expects to receive benefit from the asset during its development processes.  See Note 3, “Preliminary Purchase Price Allocation,” for additional information.

(h)              The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma combined net loss for the six months ended June 30, 2015 and for the year ended December 31, 2014. In addition, the numbers of shares used in calculating the pro forma combined basic and diluted net loss per share have been adjusted to reflect the estimated total number of shares of Common Stock of the combined company that would be outstanding as of the closing of the acquisition.

5. Subsequent Transactions

The unaudited pro forma condensed combined financial statements do not reflect the following transactions, which occurred subsequent to June 30, 2015:

Collaboration agreement - Polpharma

On July 13, 2015, the Company entered into a Collaboration Agreement (the “Polpharma Collaboration Agreement”) with Swiss Pharma International AG, an affiliate of Pharmaceutical Works Polpharma S.A. (together with Swiss Pharma International AG, “Polpharma”), for the development and commercialization in certain designated territories of the Company’s product candidates, BOW015, BOW050 and BOW070. The designated territories include the European Union (with the exception of Austria, Belgium, Denmark, Finland, Luxembourg, the Netherlands and Sweden, which are reserved for the Company), together with certain countries in the Middle East, Turkey, Russia, and other countries comprising the Commonwealth of Independent States, or CIS. The Company will also retain exclusive rights for the three products in North America and other markets outside of the designated territories, including Switzerland and Norway. Within the designated territories, the Polpharma Collaboration Agreement contains exclusivity provisions such that each of the Company and Polpharma agrees not to exploit any other biosimilar product based on reference product other than the three products licensed under the Polpharma Collaboration Agreement, subject to limited exceptions.

Under the Polpharma Collaboration Agreement, the Company and Polpharma have cross-licensed all intellectual property rights and technology relating to their applicable biosimilar development programs to enable the parties to develop and commercialize the three above-mentioned biosimilar products in the designated territories and the Company to develop and commercialize these biosimilar products outside of the designated territories. The three product programs will consist of process development, clinical trials, regulatory, manufacturing and commercialization activities in the designated territories. For such programs, the Company will lead the global product development and clinical programs and will also be responsible for process development, scale-up and manufacturing in the designated territories, both parties will collaborate on regulatory filings in the designated territories, and Polpharma will be responsible for the commercialization of the products in the designated territories. Polpharma has the right to be a second source manufacturer for any of the products, including a right to perform fill and finish production for all three products, subject to certain conditions. A joint management committee will oversee the collaboration on behalf of both parties.

Polpharma will bear 51% and the Company will bear 49% of total costs associated with the development programs for the three products in the designated territories.  For clinical trial costs incurred in connection with global development, the cost sharing ratio is changed from 100% to 38% of total costs.  As a result, Polpharma will bear 19% and the Company will bear 81% of total clinical trial costs incurred. Following commercial launch, profits and losses for the three products in the designated territories will be split 51% for Polpharma and 49% for the Company.

For the three and nine months ended September 30, 2015, the Company recorded revenue of $50 related to this agreement.  No amounts were invoiced by the Company nor were any payments made by Polpharma as of September 30, 2015.

Supplement Agreement with Livzon Mabpharm

On September 24, 2015, the Company entered into a New Collaboration Compound Supplement to the Collaboration Agreement (the “Supplement Agreement”) with Livzon Mabpharm Inc. (“Livzon”). The Supplement Agreement amends the Exclusive License and Collaboration Agreement, dated as of September 24, 2014, by and between the Company and Livzon (the “Livzon Collaboration Agreement”), to add the Company’s product candidate, BOW070, a biosimilar version of Actemra® (tocilizumab), as one of the additional compounds to be developed and commercialized pursuant to the terms of the Livzon Collaboration Agreement.

Under the Supplement Agreement, the Company and Livzon each granted the other party, in the other party’s territory, exclusive, royalty-bearing licenses under certain patent rights and know-how to develop, manufacture and commercialize BOW070. Livzon’s territory consists of China, Hong Kong, Macau and Taiwan, and the Company’s territory consists of the rest of the world. Livzon will be responsible for certain pre-clinical development activities, including analytical and process development, characterization work and formulation development, with the costs for such pre-clinical development activities to be borne by both parties, and each party will be responsible at its sole expense for clinical development, regulatory filings and approvals, and commercialization of BOW070 in each such party’s territory. Livzon will be a preferred supplier of BOW070 for clinical and commercialization purposes, subject to Livzon’s satisfaction of certain performance criteria. As part of such preferred supplier designation, the parties have agreed to certain minimum supply price and purchase commitments following commercial launch of BOW070.

The Company will pay a total of $4,500 to Livzon to complete the pre-clinical development activities, consisting of: (i) an initial cash payment of $1,500 within 10 days of entry into the Supplement Agreement, which amount was paid on October 10, 2015, and (ii) three additional cash payments of $1,000 each upon the achievement of certain pre-clinical development milestones. The Company is expensing costs under the Supplement Agreement as incurred over the period that the work is performed (currently estimated at 18 months). The Company did not record any expense under the Supplement Agreement as of September 30, 2015.

Each of the parties is eligible to receive from the other party royalty payments, based on gross margin of BOW070 in the other party’s territory, ranging from the low- to mid-single digit percentages.

Sale of Canadian Subsidiary and Z944

On October 1, 2015, the Company entered into and closed a Share Purchase Agreement (the “Purchase Agreement”) with Taro Pharmaceuticals Inc. (“Taro”) for the sale by the Company to Taro of all of the shares of Zalicus Pharmaceuticals Ltd., the Company’s Canadian subsidiary that holds the Company’s product candidate Z944 and certain related assets (collectively, the “Z944 Assets”) which the Company acquired as a result of its merger with Zalicus Inc. in July 2014 (such sale, the “Zalicus Ltd. Sale”).

As a result of the Zalicus Ltd. Sale, the Company received from Taro payment comprised of CAD $5 million in cash and a non-interest bearing, limited recourse promissory note in the amount of CAD $5 million with a maturity date of July 1, 2017 (the “Promissory Note”). The Promissory Note is repayable either in cash or through Taro’s transfer back of the Z944 Assets, including any further developments made by Taro to such assets, to the Company. No repayment of the Promissory Note is required until such maturity date. If Taro elects to repay the Promissory Note in cash and continue development of the Z944 Assets, the Company will also be entitled to additional payments of up to USD $7.5 million upon achievement of certain regulatory filings and approvals of the Z944 Assets, up to USD $30 million upon achievement of certain sales milestones for the Z944 Assets, and mid-single digit percentage royalty payments upon global commercial sales of products developed with the Z944 Assets, with such percentage to be reduced in the event of commercial sales of competing generic products under certain circumstances. The Purchase Agreement further requires Taro to use customary commercially reasonable efforts to develop the Z944 Assets, subject to the Company’s reversion right to such assets for any material breach following standard notice and cure periods.

Bioceros Dividend and Conversion of Preferred Stock

Immediately prior to the transaction, Bioceros paid its preferred stockholders an aggregate dividend of $1.1 million.  Subsequent to the payment of the preferred stock dividend, the preferred stockholders of Bioceros voted to convert their shareholdings on a 1:1 ratio into common stock of the company.